EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2018, relating to the consolidated 2017 financial statements of The Brink’s Company and subsidiaries (the “Company”), and of our report dated March 1, 2018 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing, in the Annual Report on Form 10-K of The Brink’s Company for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
Richmond, Virginia
May 22, 2018